KPMG LLP
Suite 3800
1300 South West Fifth Avenue Portland, OR 97201

March 13, 2026

Securities and Exchange Commission Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Black Rock Coffee Bar, Inc. (the Company) and, under the date of March 4, 2026, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2025 and 2024. On March 12, 2026, we were dismissed.
We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 13, 2026, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that our dismissal was approved by the Audit Committee of the Board of Directors of the Company.
Additionally, we are not in a position to agree or disagree with any of the Company’s statements in the fifth paragraph of the Form 8-K.
Very truly yours,
/s/ KPMG LLP

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.